                                                                      Exhibit 12

                                     AVIRON

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                       (Amounts in thousands of dollars)


                                                                    Fiscal Years Ended
                                  ----------------------------------------------------------------------------------------
                                  December 31,       December 31,       December 31,       December 31,       December 31,
                                     1993               1994               1995               1996               1997
                                  -----------        ------------       ------------       ------------       ------------

CALCULATION OF FIXED CHARGES:
  Interest expense                    $--               $ 99               $158               $192               $180

Appropriate portion
  of rentals                           43                 56                138                213                301
                                  -----------        -------------      ------------       ------------       ------------

Total fixed charges                   $43               $155               $296               $435               $481
                                  ===========        =============      ============       ============       ============


As a result of the losses incurred before the fixed charges for each of the five years in the period ended December 31, 1997, the Company was not able to cover any of the above fixed charges using earnings. Therefore, the ratio of earnings to fixed charges cannot be calculated and is not shown.


                   COMPUTATION OF PROFORMA RATIO OF EARNINGS
                 TO FIXED CHARGES AFTER ADJUSTMENT FOR ISSUANCE
                       OF CONVERTIBLE SUBORDINATED NOTES


                                                        Year ended
                                                     December 31, 1997
                                                     -----------------

      CALCULATION OF PRO FORMA FIXED CHARGES:
         Interest expense                                 $5,930

      Appropriate portion
         of rentals                                          301
                                                           -----

      Total pro forma fixed charges                       $6,231
                                                           =====

As a result of the loss incurred before fixed charges for the year ended December 31, 1997, the Company was not able to cover any of the above pro forma fixed charges using earnings. Therefore, the pro forma ratio of earnings to fixed charges cannot be calculated and is not shown.